Exhibit 107
Calculation of Filing Fee Tables

Form S-3
(Form Type)

Lockheed Martin Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	–	–	–	–	–	–	–	–
Carry Forward Securities
Carry Forward Securities	–	–	–	–	–	–	–	–	–	–	–	–
					Total Offering Amounts			–
					Total Fees Previously Paid			–
					Total Fee Offsets			–
					Net Fee Due			–

(1) An unspecified amount of debt securities is being registered as may from time to time be offered, issued or sold at indeterminate prices.

(2) Pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the entire registration fee. Registration fees will be paid subsequently on a “pay as you go” basis.